Calculation of Filing Fee Tables
S-8
Dogwood Therapeutics, Inc.
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock, $0.0001 par value per share	Other	2,781,665	$ 3.785	$ 10,528,602.03	0.0001381	$ 1,454.00
Total Offering Amounts:						$ 10,528,602.03		$ 1,454.00
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 1,454.00
Offering Note
[1]	(a) Represents shares of common stock, $0.0001 par value per share ("Common Stock"), of Dogwood Therapeutics, Inc. (the "Registrant") that are issuable pursuant to the Dogwood Therapeutics, Inc. Second Amended and Restated 2020 Equity Incentive Plan. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement also covers such additional securities that become issuable by reason of any stock dividend, stock split, recapitalization or any other similar transactions. (b) Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(c) and 457(h) under the Securities Act, based on the average of the high and low prices of the Common Stock as reported on the Nasdaq Capital Market on January 7, 2026.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
		Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Fee Offset Sources	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A